ROSS MILLER

Secretary of Stale

204 North Carson Street, Ste 1

Carson City, Nevada 88701-4299

(176) 884 5708

Website: www.nvsos.goy

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 2008/0468413-76
Filing Date and Time 07/14/2008 2:20 PM
Entity Number C32012-2001

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MEDISTEM LABORATORIES, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I and ARTICLE V of the Articles of Incorporation are amended in their entirety to read as follows:

ARTICLE I

NAME

The name of this corporation (the “Corporation”) is Medistem Inc.

(continuation attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:     73%

4. Effective date of filing: (optional)    8/11/08

5. Signature: (required)

/s/ Thomas Ichim

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

ARTICLE V

SHARES

The total number of shares that the Corporation is authorized to issue is Three Hundred Million (300,000,000) shares of common stock with a par value of $0.0001 per share (“Common Stock”) and Two Hundred Million (200,000,000) shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”).

The Preferred Stock, or any series thereof, shall have such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as shall be expressed in a resolution or resolutions providing for the issuance of such stock adopted by the Corporation’s board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights, qualifications, limitations, or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

Upon the effective date of Certificate of Amendment, every 25 shares of the Company’s Common Stock outstanding immediately prior to such filing shall be combined and reconstituted as one share of the Company’s Common Stock (the “Reverse Split”).  The Reverse Split shall occur without any further action on the part of the Company or the holders thereof and whether or not certificates representing the holders’ shares prior to the Reverse Split are surrendered for cancellation.

No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Split.  All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Split shall be aggregated for purposes of determining whether the Reverse Split would result in the issuance of a fractional share.  Any fractional share resulting from such aggregation of Common Stock upon the Reverse Split shall be rounded up to the nearest whole share.

The Company shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.